EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Niagara Mohawk Holdings, Inc. Registration Statement on Form S-8 (No. 333-13781) and in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-55923) and incorporated by reference in Niagara Mohawk Power Corporation Registration Statements on Form S-8 (Nos. 33-36189 and 33-42771) and in the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 33-50703, 33-51073, 33-54827 and 33-55546) and in the Prospectus/Proxy Statement
constituting part of the Registration Statement on Form S-4 (No. 333-49769) of our report dated January 27, 2000 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 8-K.





Yours very truly,


/s/PricewaterhouseCoopers LLP
-----------------------------
PRICEWATERHOUSECOOPERS LLP
Syracuse, New York
February 10, 2000